                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                         FISCAL YEAR ENDED                                   SIX MONTHS ENDED
                                        --------------------------------------------------------------    ---------------------
                                        JUNE 30,       JUNE 30,       JULY 1,     JUNE 29,    JUNE 28,    DEC. 28,     DEC. 27,
                                          1993           1994          1995        1996         1997        1996         1997
                                        --------       --------       -------     --------    --------    --------     --------
Ratio of earnings to fixed
  charges(1)                              0.03x          5.89x        12.57x       12.90x      30.33x       23.98x        N/A

Pro forma ratio of adjusted
  earnings to fixed charges (2)                                                                 8.96x                     N/A

        (1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of original issue discount and debt issuance costs, as applicable) and the estimated portion of operating lease rental expense which represents the interest factor. For the six months ended December 27, 1997, there was a deficiency of earnings available to cover fixed charges amounting to $70.5 million.

        (2) Pro forma ratio of adjusted earnings to fixed charges reflects the ratio of adjusted earnings to fixed charges as if the Debentures and the term borrowings of $50 million under the Company's revolving credit and term loan facility providing a $200 million revolving credit line and a $50 million term loan had been outstanding for the year ended June 28, 1997 and the six months ended December 27, 1997, and the related estimated charges had been incurred for the year and the six months ended, respectively. For the six months ended December 27, 1997, there was a deficiency of pro forma earnings available to cover fixed charges amounting to $83.8 million.